Exhibit 99.1

Washington Prime Group Announces Second Quarter 2019 Results and Reaffirms Earnings Guidance and Dividend Policy for 2019
- Year-to-date leasing activity remains strong exhibited by a 14% increase to 2.1M SF
- Tier One sales PSF increased 3.3% to $410
- Tier One occupancy cost decreased 40 basis points to 11.7%
- Addressed four additional vacancies for a total of 15 of 22 department store boxes to be repositioned at Tier One and Open Air assets
- Executed term sheet for $117M nonrecourse mortgage loan secured by four Open Air assets with expected excess proceeds of approximately $70M
- Announced disposition of 20 additional outparcels to Four Corners Property Trust for approximately $38M
- Announced sale leaseback of approximately $99M for fee interest in land at four assets

COLUMBUS, OH - July 24, 2019 - Washington Prime Group Inc. (NYSE: WPG) today reported financial and operating results for the second quarter ended June 30, 2019 that reflect continued progress of the execution of the Company’s financial, operating and strategic objectives.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net (loss) income per diluted share	$(0.09)	$0.05	$(0.12)	$0.13
FFO per diluted share	$0.27	$0.37	$0.59	$0.76
A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP financial measure are provided in this press release.
Business Highlights
Robust and Diversified Leasing Progress

◦	2019 leasing continues to be strong exhibited by a 14% year-over-year (YOY) increase totaling 2.1M SF, and the number of lease transactions increased 10% YOY;

◦	Of the aforementioned 2.1M SF, 55% of new leasing volume was attributable to lifestyle tenancy which includes food, beverage, entertainment, home furnishings, fitness and professional services; and

◦
The Company continues to incent its leasing and property management professionals in order to further diversify tenancy as illustrated by 75 leases qualifying under various incentive programs during the first six months of 2019.

Stable Operating Metrics

◦	Combined Tier One and Open Air occupancy decreased 120 basis points to 92.5%, all of which was attributable to the bankruptcies of Charlotte Russe, Gymboree, and Payless ShoeSource;

◦	Tier One sales PSF increased 3.3% to $410 during the trailing 12 months ended June 30, 2019, supported by a quarterly increase in Tier One comparable sales of 2.2% during the second quarter;

◦	Tier One occupancy cost decreased 40 basis points to 11.7% as of June 30, 2019; and

◦	Leasing spreads for new transactions increased 2.9% during the trailing 12 months ended June 30, 2019 for Tier One and Open Air assets.
Net Operating Income Performance

◦
Second quarter 2019 Tier One comparable net operating income (NOI) decreased 9.4% YOY while Open Air comparable NOI increased 0.1%, resulting in a combined decrease of 6.8% or $8.0M, in line with previously discussed expectations; and

◦
The aforementioned decrease includes $5.1M due to the continuing negative impact of cotenancy and rental income from 2018 anchor bankruptcies (Bon-Ton Stores, Sears, Toys R Us); $1.8M was attributable to three 2019 inline bankruptcies (Charlotte Russe, Gymboree and Payless ShoeSource); and the remaining $1.1M decline related primarily to a one-time easement payment in 2018.

Redevelopment and Department Store Progress

◦
The Company recently satisfied an additional four vacant anchor spaces and has now addressed 15, or 68%, of the 22 spaces previously occupied by Bon-Ton Stores and Sears within Tier One and Open Air assets;

◦
As exhibited within the most recent second quarter 2019 supplemental, the Company continues to provide real time updates relating to the 29 department stores within its Tier One and Open Air properties identified for repositioning (excluding space owned by third parties such as Seritage Growth Properties);

◦	The stalwart efforts of leasing and development include the following projects, all of which are situated within Tier One assets:

◦
The Company has finalized a letter of intent with a national fitness operator at Southern Park Mall, in Boardman, Ohio; the Company also announced plans to reposition the former Sears into exterior-access, lifestyle-oriented space comprised of retail, dining and entertainment in addition to an outdoor athletic and entertainment greenspace venue adjacent to the recently renovated Cinemark Theaters;

◦	At Northtown Mall, in Blaine, Minnesota, a national entertainment concept and a regional movie theatre operator have provided letters of intent to replace a former Herberger’s (Bon-Ton Stores);

◦	A national entertainment concept has executed a letter of intent to replace the former Sears at Port Charlotte Town Center, located in Port Charlotte, Florida;

◦	National home furnishings and off price retailers have finalized letters of intent to replace the Sears at Longview Mall, in Longview, Texas;

◦
A national sporting goods retailer has provided a letter of intent to replace a former Herberger’s (Bon-Ton Stores); a to-be-constructed Dillard’s will replace the Sears space based on terms of a letter of intent; and several national retailers have signed letters of intent to replace a former Sports Authority at Mesa Mall, located in Grand Junction, Colorado;

◦
At Southern Hills Mall, in Sioux City, Iowa, the Company has executed a letter of intent with a national off price retailer and has received a letter of intent from a national home furnishings retailer to replace the former Sears location;

◦	Dillard’s opened a second location in June 2019 replacing the former Herberger’s (Bon-Ton Stores) within Southgate Mall, in Missoula, Montana;

◦
The Company has executed several leases with national retailers including Big Lots, Ulta Beauty and Five Below in addition to four leases out for signature to national retailers to replace the former Sears at Grand Central Mall located in Parkersburg, West Virginia;

◦
The Company has executed a lease with Dunham’s Sports at Morgantown Mall, in Morgantown, West Virginia, replacing space previously occupied by Elder Beerman (Bon-Ton Stores); the AMC Theatre located at Morgantown Mall will undergo a renovation in late 2019, adding dine in food and beverage; and the Company is actively planning to transform the former Sears location into an outdoor athletic and entertainment greenspace venue;

◦
The Company has executed a development agreement with Columbus based real estate company Crawford Hoying for a joint venture of the redevelopment of the former Sears at Polaris Fashion Place, located in Columbus, Ohio;

◦
The Company is in the process of obtaining necessary entitlements for WestShore Plaza, in Tampa, Florida, and discussions are underway regarding a joint venture of this mixed use redevelopment replacing the Sears space; in conjunction, the Company also purchased an outparcel located in a high visibility corner of the asset, currently occupied by office tenancy to be included as part of the entitlement process;

◦	The RoomPlace is under construction and is expected to open fall 2019 replacing a former Carson Pirie Scott (Bon-Ton Stores) at Lincolnwood Town Center, in Lincolnwood, Illinois; and

◦	The RoomPlace and Round1 Entertainment will replace the former Sears at The Mall at Fairfield Commons, in Dayton, Ohio, both scheduled to open late 2019.
Capital Transactions
The Company has sourced $390M in new strategic capital so far in 2019 including:

◦
The Company has executed a fully negotiated term sheet for the placement of a $117M nonrecourse mortgage loan collateralized by four Open Air assets including Forest Plaza, in Rockford, Illinois; Lakeline Plaza, in Cedar Park, Texas; Muncie Towne Plaza, in Muncie, Indiana; and White Oaks Plaza, in Springfield, Illinois. The mortgage debt will have a term of 10 years with the fixed interest rate being set at 170 basis points over the 10-year US swap rate and is subject to due diligence and closing conditions;

◦
Anticipated excess proceeds of approximately $70M from the aforementioned transaction, as well as proceeds from the previously executed $180M nonrecourse mortgage loan secured by Waterford Lakes Town Center, will provide the necessary liquidity to address the upcoming $250M senior unsecured note maturing April 2020;

◦
The Company announced a definitive agreement for a sale leaseback of approximately $99M for the fee interest in the land at four assets including Edison Mall, in Fort Myers, Florida; Great Lakes Mall, in Mentor, Ohio; Irving Mall, in Irving, Texas; and Jefferson Valley Mall, in Yorktown Heights, New York. Under the agreement, an affiliate of Perennial Investments & Advisors, LLC will acquire a fee interest in the land at the properties. Concurrently, the Company will enter into a new long term master ground lease for a leasehold interest in the land at the properties. The Company will continue to own a fee interest in the improvements through the term of the master ground lease and continue to manage, lease and develop the properties and maintain full control over the leasehold interest in the land at the respective properties; and

◦	The Company announced a definitive agreement for the sale of 20 additional outparcels to FCPT Acquisitions, LLC ("Four Corners") for approximately $38 million.
Louis Conforti, CEO and Director, Commentary
“Here’s my recap of what turned out to be a very busy second quarter:

◦	Reaffirming both 2019 FFO and dividend guidance of $1.20 at the midpoint and $1.00 per diluted share, respectively;

◦	Maintaining 2020 comparable NOI growth forecast of at least 2.0%;

◦	Leased 2.1M SF of space YTD;

◦	Of the 2.1M SF, lifestyle tenancy accounted for 55% of new leasing volume;

◦	Combined Enclosed and Open Air occupancy was 92.5%;

◦	Tier One Sales PSF increased 3.3% to $410;

◦	Tier One occupancy cost decreased 40 basis points to 11.7%;

◦	Leasing spreads for new Tier One and Open Air transactions increased 2.9%;

◦	The Company held 713 events, activities and installations during the quarter totaling 1,387 YTD;

◦	Comparable NOI growth for Tier One and Open Air was (6.8%);

◦	Excluding cotenancy and rental income loss impact from bankruptcies, comparable NOI was closer to flat;

◦	Leased four more vacant department stores during the quarter;

◦	Including the four above, 15 out of the 22 spaces identified for repositioning (68%) have been addressed;

◦	Closed $180M mortgage loan for Waterford Lakes with an all in coupon of 4.86%;

◦	Executed term sheet for a $117M nonrecourse mortgage loan collateralized by four Open Air assets;

◦	Announced a $38M definitive agreement for the sale of 20 additional outparcels to Four Corners; and

◦	Announced a $99M sale leaseback for the fee interest in the land at four assets.
“WPG Valuation is a Stranger Thing.
“The Netflix sensation Stranger Things has captivated me as of late. While it’s excellent science fiction as a record 40M US households would attest, my fascination is primarily due to the fact the storyline pretty much revolves around a regional mall. Taking place during 1985 and set within the fictional town of Hawkins, Indiana, it also appeals to a Midwesterner of a certain age. “Back then, there was a ‘newness’ about regional malls which delighted guests of all ages. While words such as ‘experiential’, ‘lifestyle’ and ‘omnichannel’ wouldn’t enter into the industry vernacular for another 20 years or so, there was some really cool stuff going on in these gathering places.
“This cool stuff was evident whether you lived in Johnson City, Missoula or Tampa. Growing up on the west side of Chicago, I recall heading out many a night sporting the latest from Chess King. I felt as if I could step into a Duran Duran video without skipping a beat. Instead, I took the Austin Avenue ‘green limousine’ a few miles north to Diversey Avenue, walked four blocks west and found my way to the Brickyard Mall. I’d pick up my date after work at Merry-Go-Round or Hickory Farms or County Seat and would proceed to stare into her Bette Davis Eyes (Kim Carnes). Unfortunately and more often than not, the evening would end on the early side as she would make it perfectly clear she was definitely not Addicted to Love (Robert Palmer). Instead, I was usually told to Walk like an Egyptian (The Bangles) at which point I’d more often than not end up Dancing with Myself (Billy Idol) in the basement.
“Fast forward and it’s plain to see both landlords and tenants became passive during the intervening years. The sector pretty much found itself in a time warp where Demchak, Boyster and Yale still rock mullets and Moretti, Indest and VanPatten channel their inner Jennifer Beals with off the shoulder sweatshirts.
“Herein lies the opportunity: WPG still experiences ~350M annual visitors as we are generally the recognized town center within our catchments. Every time we introduce something Fresh (Kool & the Gang) it resonates with our guests. While the ‘newness’ of 1985 was about the physical asset itself serving as the attraction, today’s draw has to be the curation of tenancy, events, activities and installations in addition to aesthetic improvements and adaptive reuse of department stores. The quantification of a more dynamic experience is best illustrated by sales PSF and occupancy costs both of which are heading in the right direction. In other words, more customer sales mean increased tenant profitability. We have the Eye of the Tiger (Survivor) when it comes to focusing upon these objectives and it’s working.
“Watching Stranger Things, I’m reminded of William Kowinski’s book The Malling of America. Published in 1985, it provided an ethnographic survey of those who shopped, worked or just hung out at these glittering bastions of consumerism. While the author lamented about the regional mall becoming ‘the new main street’, he failed to recognize why this happened. Regional malls replaced Main Street simply because they were a better alternative. This continuing evolution harkens back to the agora of Ancient

Greece. Picture a marketplace for goods and services, entertainment offerings and a meeting venue. Wait a minute…you’ve just described a WPG town center!
“Turning to our Company’s valuation, we recently prepared a financial analysis which in effect solved for the capitalization rate of our Tier One portfolio at the current share price by setting the value of our other assets (Open Air, joint ventures and Tier Two) constant.
“Without providing Net Asset Value detail, the methodology was to assign these assets a valuation based upon widely accepted third party research and solve for the remaining factor e.g. Tier One valuation. Just for the heck of it we placed a 20.0% capitalization rate upon Tier Two assets.
“The result would surprise even the residents of Hawkins, Indiana. At the current share price, Tier One assets, which comprise ~49% of 2019 budgeted NOI, trade at a ~29.0% capitalization rate. Note: Open Air and joint venture assets account for another ~44%. Just plain ridiculous and my colleagues and I are going to relish the moment as we prove the pundits wrong.
“Naysayers have also questioned our ability to access capital, lease space, diversify tenancy and energize the heck out of our assets. So guess what we’ve done? We have accessed capital for redevelopment, successfully addressed department store adaptive reuse and leased inline space with diversified tenancy as well as providing best in class visibility as it relates to supplemental and other disclosure.
“In addition, the Company’s unequivocal focus on grinding it out has allowed us to reaffirm both 2019 FFO at the midpoint and dividend guidance of $1.20 and $1.00 per diluted share, respectively, as well as maintain our 2020 comparable NOI growth forecast of at least 2.0%.
“I’d strongly suggest binge watching the third season of Stranger Things whether for the excellent science fiction or as a reminder how a mullet serves a dual purpose; business up front and party in the back. Furthermore, for fans of the television series, Washington Prime Group can confidently state none of our assets are being utilized as a portal testing ground in order to exploit a space time rupture. Nor has there been any attempt to gain dimensional access to the Upside Down and there has been no evidence whatsoever of Demogorgon presence throughout the entire portfolio. Lastly, we have never owned Starcourt Mall albeit we have a few Scoops Ahoy leases out for signature.”
Second Quarter Financial Results
Net loss attributable to common shareholders for the second quarter of 2019 was $17.3 million, or ($0.09) per diluted share, compared to income of $10.1 million, or $0.05 per diluted share, a year ago. The YOY difference relates primarily to retail bankruptcies and related cotenancy as well as higher interest expense. In addition, general and administrative expenses increased $1.9 million YOY. An increase of $3.7 million was attributable to the impact of the new lease accounting standard which prohibits the Company from capitalizing non-incremental internal leasing and legal efforts, which was partially offset by a $2.0 million severance charge incurred during the second quarter of 2018.
NAREIT Funds from Operations (FFO) for the second quarter of 2019 were $61.2 million, or $0.27 per diluted share. This compares to $83.8 million, or $0.37 per diluted share, during the same quarter a year ago. The YOY decrease in FFO relates primarily to items discussed above which impacted net loss.
Financial Activity
Dispositions
The Company announced in September 2017 the sale of multiple tranches of outparcels to Four Corners with a combined purchase price of approximately $70 million, of which the Company closed on $32.7 million of restaurant outparcels in 2018. In addition, the Company completed $17.3 million of outparcel sales during the first half of 2019. The Company anticipates closing on most of the approximately $20 million of remaining outparcel sales from the 2017 transaction in 2019, subject to due diligence and closing conditions.
On July 24, 2019, the Company announced that it has signed a definitive agreement for the sale of 20 additional outparcels to Four Corners for a combined purchase price of approximately $38 million. This pricing reflects a mid-six percent capitalization rate on in-place net operating income. The Company anticipates closing on a majority of the 20 additional outparcels in 2020, subject to due diligence and closing conditions.
Mortgage Loans
On July 1, 2019, the $45.2 million mortgage loan secured by Towne West Square, located in Wichita, Kansas, was extinguished upon the property transition to the lender. The Company expects to recognize a gain on debt extinguishment, net of default interest, of approximately $38 million related to the transition during the third quarter of 2019.
On April 16, 2019, an affiliate of the Company closed on a $180.0 million non-recourse mortgage loan payable with a 10-year term and a fixed rate of 4.86% secured by Waterford Lakes Town Center, a Tier One asset located in Orlando, Florida. The mortgage note requires monthly principal and interest payments and will mature on May 6, 2029. The net proceeds were primarily used to reduce corporate debt as mentioned above.
On April 8, 2019, the Company exercised the second of three options to extend the maturity of the $65.0 million mortgage note payable on Weberstown Mall, a Tier One asset located in Stockton, California, for one year. The extended maturity date is June 8, 2020, subject to a one-year extension available at the Company’s option subject to compliance with the terms of the underlying loan agreement and payment of customary extension fees.
2019 Guidance
The Company maintains guidance for fiscal 2019 net loss attributable to common shareholders in the range of $(0.16) to $(0.06) per diluted share. The Company also reaffirms guidance for fiscal 2019 FFO in a range of $1.16 to $1.24 per diluted share.
The following table provides the reconciliation for the expected range of estimated net loss attributable to common shareholders per diluted share to estimated FFO per diluted share, as adjusted, for the year ending December 31, 2019:

	Low End	High End
Estimated net loss attributable to common shareholders per diluted share	$(0.16)	$(0.06)
Depreciation and amortization including share of unconsolidated entities	1.32	1.30
Estimated FFO per diluted share	$1.16	$1.24
The Company estimates that fiscal 2019 comparable NOI will decline approximately 3.0% for Tier One and Open Air properties from the prior year. Other key guidance assumptions for 2019 remain unchanged and can be found in the Supplemental Information report available on the investor relations section of the Company’s website.
The following table provides a reconciliation of net loss attributable to common shareholders from GAAP financial statements to the Company’s NOI projection for the year:

(Dollars in thousands)
Fiscal Year 2019
Net loss	$(35,000)
Depreciation and amortization	260,000
General and administrative and corporate overhead	74,000
Interest expense	155,000
Gains from sales of outparcels	(17,000)
Pro-rata share of unconsolidated joint venture in comp NOI	74,000
Non-comparable properties and other (1)	(21,400)
Tier Two and Noncore properties comp NOI	(35,000)
Projected comparable NOI - Tier One and Open Air	$454,600

Projected comparable NOI year-over-year growth (2)	(3.0)%

(1) Includes fee income, termination and outparcel sales projections, straight line rents, fair market adjustments and NOI for non-comparable properties.
(2) Reported 2018 comparable NOI adjusted for actual and projected property dispositions was $468.7 million.
For the third quarter of 2019, the Company estimates net loss attributable to common shareholders to be in the range of $(0.08) to $(0.04) per diluted share and FFO to be in the range of $0.25 to $0.28 per diluted share.
A reconciliation of the range of estimated net loss per diluted share to estimated FFO per diluted share for the third quarter of 2019 follows:

	Low End	High End
Estimated net loss attributable to common shareholders per diluted share	$(0.08)	$(0.04)
Depreciation and amortization including share of unconsolidated entities	0.33	0.32
Estimated FFO per diluted share	$0.25	$0.28

Earnings Call and Webcast on July 25
The Company will host its quarterly earnings conference call and an audio webcast on Thursday, July 25, 2019 at 11:00 a.m. Eastern Time.
The live webcast will be available in listen-only mode from the investor relations section of the Company’s website at www.washingtonprime.com. Listeners can also access the call by dialing 844.646.4463 (or +1.615.247.0256 for international callers), and the conference ID for the call is 7759566.
An audio replay of the call will be available on the Company’s website, or by calling 855.859.2056 (or +1.404.537.3406 for international callers). The replay passcode is 7759566, beginning on Thursday, July 25, 2019, at approximately 1:00 p.m. Eastern Time through midnight on Thursday, August 8, 2019.

Supplemental Information
For additional details on the Company’s results and properties, please refer to the Supplemental Information report on the investor relations section of the Company’s website. This release as well as the supplemental information have been furnished to the Securities and Exchange Commission (SEC) in a Form 8-K.
About Washington Prime Group
Washington Prime Group Inc. is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties. The Company combines a national real estate portfolio with its expertise across the entire shopping center sector to increase cash flow through rigorous management of assets and provide new opportunities to retailers looking for growth throughout the U.S. Washington Prime Group® is a registered trademark of the Company. Learn more at www.washingtonprime.com.
Contacts
Lisa A. Indest, CAO & EVP, Finance, 614.887.5844 or lisa.indest@washingtonprime.com
Kimberly A. Green, VP, Investor Relations & Corporate Communications, 614.887.5647 or kim.green@washingtonprime.com
Non-GAAP Financial Measures
This press release includes FFO and NOI, including same property NOI growth, which are financial performance measures not defined by generally accepted accounting principles in the United States (GAAP). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. FFO and comparable NOI growth are financial performance measures widely used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company believes that FFO provides investors with additional information regarding operating performance and a basis to compare the Company’s performance with that of other REITs.
The Company uses FFO in addition to net income to report operating results. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (NAREIT) as net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items and cumulative effects of accounting changes, excluding gains and losses from the sales or disposals of previously depreciated retail operating properties, excluding impairment charges of depreciable real estate, plus the allocable portion of FFO of unconsolidated entities accounted for under the equity method of accounting based upon economic ownership interest.
NOI is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as corporate general and administrative expense and other indirect operating expenses, interest expense, impairment charges and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition, the Company’s computation of same property NOI excludes termination income and income from outparcel sales. The Company also adjusts for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization, as well as impairment charges, are excluded from NOI for the same reasons that they are excluded from FFO pursuant to NAREIT’s definition.

Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Investors should understand that the Company’s computation of these non-GAAP measures might not be comparable to similar measures reported by other REITs and that these non-GAAP measures do not represent cash flow from operations as defined by GAAP, should not be considered as alternatives to net income determined in accordance with GAAP as a measure of operating performance and are not alternatives to cash flows as a measure of liquidity. Investors are cautioned that items excluded from these measures are significant components in understanding and addressing financial performance. Reconciliations of these measures are included in the press release.
Regulation Fair Disclosure (FD)
The Company routinely posts important information online on the investor relations section of the corporate website. The Company uses this website, press releases, SEC filings, conference calls, presentations and webcasts to disclose material, non-public information in accordance with Regulation FD. The Company encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through the Company’s website is not incorporated by reference into, and is not a part of, this document.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Washington Prime Group Inc. (“WPG”) concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG, including, but not limited to, statements relating to anticipated financial and operating results, the Company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “confident,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase store occupancy and same-store operating income; risks associated with the acquisition, disposition, (re)development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on (re)development and investment properties (including joint ventures); expected gains on debt extinguishment; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal or regulatory proceedings; the impact of future acquisitions and divestitures; assets that may be subject to impairment charges; significant costs related to environmental issues; changes in LIBOR reporting practices or the method in which LIBOR is determined; and other risks and uncertainties, including those detailed from time to time in WPG’s statements and periodic reports filed with the Securities and Exchange Commission, including those described under “Risk Factors”. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this press release and WPG undertakes no obligation to update or revise any forward-looking statements to reflect new information, subsequent events or circumstances. Actual results may differ materially from current projections, expectations, and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.
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CONSOLIDATED STATEMENTS OF OPERATIONS
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Rental income	$156,230	$170,443	$319,503	$342,860
Other income	5,204	7,674	10,754	12,251
Total revenues	161,434	178,117	330,257	355,111

Expenses:
Property operating	(36,432)	(35,945)	(75,861)	(72,311)
Real estate taxes	(19,878)	(21,094)	(41,992)	(43,135)
Advertising and promotion	(2,025)	(2,240)	(3,918)	(4,011)
Total recoverable expenses	(58,335)	(59,279)	(121,771)	(119,457)
Depreciation and amortization	(71,816)	(63,796)	(138,194)	(125,090)
General and administrative (1)	(13,124)	(11,191)	(27,249)	(20,845)
Ground rent	(195)	(198)	(398)	(395)
Total operating expenses	(143,470)	(134,464)	(287,612)	(265,787)

Interest expense, net	(39,143)	(34,701)	(75,973)	(69,045)
Gain on disposition of interests in properties, net	6,241	8,063	16,231	16,244
Income and other taxes	(229)	(601)	(585)	(1,086)
(Loss) income from unconsolidated entities, net	(1,713)	(895)	(1,761)	267
Net (loss) income	(16,880)	15,519	(19,443)	35,704
Net (loss) income attributable to noncontrolling interests	(3,126)	1,925	(4,022)	4,586
Net (loss) income attributable to the Company	(13,754)	13,594	(15,421)	31,118
Less: Preferred share dividends	(3,508)	(3,508)	(7,016)	(7,016)
Net (loss) income attributable to common shareholders	$(17,262)	$10,086	$(22,437)	$24,102

(Loss) earnings per common share, basic and diluted	$(0.09)	$0.05	$(0.12)	$0.13

(1) An increase of $3.7 million and $7.2 million for the three and six months ended June 30, 2019 relates to the new lease accounting standard effective January 1, 2019, which no longer permits deferral of certain internal legal and leasing costs.

CONSOLIDATED BALANCE SHEETS
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	June 30, 2019	December 31, 2018

Assets:
Investment properties at cost	$5,911,090	$5,879,637
Construction in progress	55,924	35,068
	5,967,014	5,914,705
Less: accumulated depreciation	2,379,946	2,283,764
	3,587,068	3,630,941

Cash and cash equivalents	30,683	42,542
Tenant receivables and accrued revenue, net	77,656	85,463
Investment in and advances to unconsolidated entities, at equity	421,657	433,207
Deferred costs and other assets	189,975	169,135
Total assets	$4,307,039	$4,361,288

Liabilities:
Mortgage notes payable	$1,152,118	$983,269
Notes payable	984,392	982,697
Unsecured term loans	686,076	685,509
Revolving credit facility	218,573	286,002
Accounts payable, accrued expenses, intangibles, and deferred revenues	245,041	253,862
Distributions payable	2,992	2,992
Cash distributions and losses in unconsolidated entities, at equity	15,421	15,421
Total liabilities	3,304,613	3,209,752

Redeemable noncontrolling interests	3,265	3,265

Equity:
Stockholders' equity
Series H cumulative redeemable preferred stock	104,251	104,251
Series I cumulative redeemable preferred stock	98,325	98,325
Common stock	19	19
Capital in excess of par value	1,251,319	1,247,639
Accumulated deficit	(573,611)	(456,924)
Accumulated other comprehensive (loss) income	(5,932)	6,400
Total stockholders' equity	874,371	999,710
Noncontrolling interests	124,790	148,561
Total equity	999,161	1,148,271
Total liabilities, redeemable noncontrolling interests and equity	$4,307,039	$4,361,288

RECONCILIATION OF FUNDS FROM OPERATIONS
INCLUDING PRO-RATA SHARE OF UNCONSOLIDATED PROPERTIES
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Funds from Operations ("FFO"):
Net (loss) income	$(16,880)	$15,519	$(19,443)	$35,704
Less: Preferred dividends and distributions on preferred operating partnership units	(3,568)	(3,568)	(7,136)	(7,136)
Real estate depreciation and amortization, including joint venture impact	81,691	73,355	157,905	143,554
Gain on disposition of interests in properties, net	—	(1,460)	—	(1,755)
FFO	$61,243	$83,846	$131,326	$170,367

Weighted average common shares outstanding - diluted	223,239	223,886	223,040	223,653

FFO per diluted share	$0.27	$0.37	$0.59	$0.76

RECONCILIATION OF NET OPERATING INCOME GROWTH FOR COMPARABLE PROPERTIES
INCLUDING PRO-RATA SHARE OF UNCONSOLIDATED PROPERTIES
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	Variance $	2019	2018	Variance $

Reconciliation of Comp NOI to Net (Loss) Income:
Net (Loss) Income	$(16,880)	$15,519	$(32,399)	$(19,443)	$35,704	$(55,147)

Loss (income) from unconsolidated entities	1,713	895	818	1,761	(267)	2,028
Income and other taxes	229	601	(372)	585	1,086	(501)
Gain on disposition of interests in properties, net	(6,241)	(8,063)	1,822	(16,231)	(16,244)	13
Interest expense, net	39,143	34,701	4,442	75,973	69,045	6,928
Operating Income	17,964	43,653	(25,689)	42,645	89,324	(46,679)

Depreciation and amortization	71,816	63,796	8,020	138,194	125,090	13,104
General and administrative	13,124	11,191	1,933	27,249	20,845	6,404
Fee income	(2,680)	(2,140)	(540)	(5,427)	(4,482)	(945)
Management fee allocation	80	—	80	84	(16)	100
Pro-rata share of unconsolidated joint ventures in comp NOI	17,374	18,113	(739)	34,818	35,429	(611)
Property allocated corporate expense	4,210	3,685	525	8,333	7,181	1,152
Non-comparable properties and other (1)	331	(2,733)	3,064	709	(2,828)	3,537
NOI from sold properties	7	(1,802)	1,809	14	(3,583)	3,597
Termination income	(626)	(258)	(368)	(1,412)	(2,024)	612
Straight-line rents	(1,230)	(1,164)	(66)	(2,362)	(2,023)	(339)
Ground lease adjustments for straight-line and fair market value	5	12	(7)	10	25	(15)
Fair market value and inducement adjustments to base rents	(1,487)	(1,072)	(415)	(4,387)	(4,114)	(273)
Less: Tier 2 and noncore properties (2)	(8,986)	(13,416)	4,430	(19,243)	(27,076)	7,833
Comparable NOI - Tier 1 and Open Air properties	$109,902	$117,865	$(7,963)	$219,225	$231,748	$(12,523)
Comparable NOI percentage change - Tier 1 and Open Air properties			-6.8%			-5.4%

(1) Represents an adjustment to remove the NOI amounts from properties not owned and operated in all periods presented, certain non-recurring expenses (such as hurricane related expenses), as well as material insurance proceeds and other non-recurring income received in the periods presented. This also includes adjustments related to the rents from the outparcels sold to Four Corners.

(2) NOI from the Tier 2 and noncore properties held in each period presented.